SUB-ITEM 77M

                              AIM INVESTMENT FUNDS

                            SECRETARY'S CERTIFICATE

         I, Renee A. Friedli, Assistant Secretary of AIM Investment Funds ("AIF"), a Delaware business trust, DO HEREBY CERTIFY on this date in connection with the Agreement and Plan of Reorganization, dated as of June 13, 2001, (the "Agreement"), between AIM Latin American Growth Fund, a separate series of AIF, AIF, acting on behalf of AIM Developing Markets Fund, a separate series of AIF and A I M Advisors, Inc., a Delaware corporation as follows:

         Attached hereto as Exhibit A is a true and correct copy of certain resolutions adopted by the Board of Trustees of AIF at a meeting thereof held on June 12, 2001, and said resolutions have not been altered, amended or rescinded, and remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, I have signed this Certificate as of the 14th day of December, 2001.


                                     AIM INVESTMENT FUNDS



                                     By:       /s/ Renee A. Friedli
                                         --------------------------------
                                              Renee A. Friedli
                                              Assistant Secretary



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                                   EXHIBIT A

Resolutions of the Board of Trustees of AIM Investments Funds adopted on behalf of AIM Developing Markets Fund at a meeting of the Board held on June 12, 2001.

         "RESOLVED, that the Agreement and Plan of Reorganization by and between AIM Investment Funds ("AIF"), acting on behalf of AIM Latin American Growth Fund ("Latin American Growth"), and AIM Developing Markets Fund ("Developing Markets"), and A I M Advisors, Inc., in substantially the form presented with these resolutions (the "Plan"), providing for the transfer of Latin American Growth's assets to, and the assumption of Latin American Growth's liabilities by, Developing Markets, and for the issuance of Class A shares of Developing Markets directly to the Class A shareholders of Latin American Growth, for the issuance of Class B shares of Developing Markets directly to Class B shareholders of Latin American Growth, and for the issuance of Class C shares of Developing Markets directly to Class C shareholders of Latin American Growth, is hereby authorized, approved, and adopted in all respects, with such changes as the officers of AIF deem necessary or appropriate upon consultation with counsel to AIF; and

         FURTHER RESOLVED, that the Board of AIF has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Plan is in the best interests of Latin American Growth and Developing Markets and their shareholders and that such transaction will not dilute the interests of the existing shareholders of Latin American Growth or Developing Markets;

         FURTHER RESOLVED, that the proposed Plan is determined to be advisable on the terms and conditions set forth therein;

         FURTHER RESOLVED, that the officers of AIF are hereby authorized, empowered, and directed, for and on behalf of AIF to execute, deliver, and, subject to approval by the Latin American Growth shareholders and satisfaction of other closing conditions, perform the Plan, with any such changes as such officers may deem necessary or appropriate upon consultation with counsel to AIF;

         FURTHER RESOLVED, that the vote of shareholders of Latin American Growth be solicited at a Special Meeting of Shareholders previously called for the purposes of approving the Plan and the reorganization contemplated thereby;

         FURTHER RESOLVED, that the Board of AIF hereby recommends that the shareholders of Latin American Growth approve the Plan and the transactions contemplated thereby at such meeting;

         FURTHER RESOLVED, that, promptly following finalization of the Combined Proxy Statement/Prospectus seeking approval of the Plan and the related form of proxy, such documents shall be mailed to the Latin American Growth shareholders of record on the record date;

         FURTHER RESOLVED, that, in connection with the Special Meeting of Shareholders, the officers of AIF are hereby authorized, empowered and directed to solicit proxies from the Latin American Growth shareholders to be voted for approval of the Plan and the reorganization contemplated thereby;

         FURTHER RESOLVED, that in accordance with the terms of the Plan, all of the assets and liabilities of Latin American Growth shall be transferred to Developing Markets in consideration of the issuance of shares of beneficial interest of Developing Markets (the "Developing Markets Shares") to the shareholders of Latin American Growth;

         FURTHER RESOLVED, that the officers of AIF are hereby authorized to issue the Developing Markets Shares in accordance with the Plan;

         FURTHER RESOLVED, that the Developing Markets Shares issued to Latin American Growth Class A shareholders shall be Class A shares of Developing Markets, the Developing Markets Shares issued to Latin American Growth Class B shareholders shall be Class B shares of Developing Markets, and the Developing Markets Shares issued to Latin American Growth Class C shareholders shall be Class C shares of Developing Markets;

         FURTHER RESOLVED, that the value of each of the Developing Markets Shares to be issued upon receipt of Latin American Growth's assets shall be the net asset value per share of Developing Markets' assets next determined, in accordance with Developing Market's prospectus then in effect after receipt of Latin American Growth's assets;

         FURTHER RESOLVED, that, upon issuance of Developing Markets Shares to Latin American Growth's shareholders after receipt of Latin American Growth's assets, Developing Markets Shares issued to Latin American Growth's shareholders shall be validly issued, fully paid, and nonassessable;

         FURTHER RESOLVED, that promptly following the reorganization contemplated by the Plan, AIF shall terminate its Latin American Growth series under applicable state laws;

         FURTHER RESOLVED, that Latin American Growth will cease to offer its shares on or about August 1, 2001, or on such other date as the officers of AIF may deem necessary or appropriate;

         FURTHER RESOLVED, that the officers of AIF are hereby authorized, empowered, and directed to take any other such action and to prepare, execute, and deliver such other documents as they deem necessary or appropriate to effect the intent and accomplish the purposes of the foregoing resolutions."